Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Trio-Tech International
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value	Other	300,000 shares (4)	$6.63 (2)	$1,989,000 (3)	0.0000927	$184.38
Total Offering Amounts					$1,989,000		$184.38
Total Fee Offsets							—
Net Fee Due							$184.38

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares that may be offered or sold as a result of any future adjustments in accordance with the terms of the above-described Plan , including stock splits, stock dividends or similar transactions.

(2) The price of $6.50 per share, which is the average of the high and low prices of the common stock as reported on the NYSE American on March 16, 2022, is set forth solely for purposes of calculating the filing fee pursuant to Rules 457(c) and (h).

(3) Calculated pursuant to Section 6(b) of the Securities Act.

(4) Represents shares of Common Stock added to the Registrant’s 2017 Employee Equity Incentive Plan as a result of an amendment thereto.